Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES RESULTS OF ANNUAL MEETING;
ELECTION OF GILBERT M. CASSAGNE AS CHAIRMAN

MAY 20, 2009 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today the results of its 2009 annual meeting of stockholders.

Stockholders approved the elections of seven directors, William P. Brick, Kevin J. Cameron, Gilbert M. Cassagne, Theodore J. Host, Michael S. McGrath, Michael H. Rauch and Robert N. Verdecchio to the board of directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

Stockholders also approved ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and the amendment to the Company’s 2005 Long Term Incentive and Share Award Plan, as amended.  Of the total 22,114,116 shares of stock held by stockholders at the meeting record date, approximately 91.7% percent or 20,281,512 shares were represented in person or by proxy at the meeting.

At the meeting of the Company’s Board of Directors immediately following the conclusion of the annual meeting of stockholders, the Board of Directors elected Gilbert M. Cassagne, the Company’s Chief Executive Officer and President, as Chairman of the Board of Directors.  Mr. Cassagne succeeds William P. Brick as Chairman.

“I look forward to the additional opportunities and challenges presented by my new role as Chairman, and appreciate the Board’s confidence,” commented Mr. Cassagne.  “In addition, on behalf of the entire Board of Directors, I want to thank our stockholders for their continued support of the Company, and thank Bill Brick for his long service to the Company as Chairman.”

About Reddy Ice

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 31 states and the District of Columbia. The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®. Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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